Exhibit 99.1

PAB Bankshares, Inc. Announces an Increase in the Fourth Quarter 2005 Dividend

    VALDOSTA, Ga.--(BUSINESS WIRE)--Nov. 29, 2005--The Board of Directors for PAB Bankshares, Inc. (NASDAQ:PABK) today approved a $0.125 per common share cash dividend for the fourth quarter of 2005. The quarterly dividend is payable on January 13, 2006 to the Company's stockholders of record on December 30, 2005. The dividend for the fourth quarter is a 4.2% increase from the $0.12 per share dividend paid for the previous quarter, and it is a 25% increase compared to the $0.10 per share dividend paid for the fourth quarter of 2004.

    About PAB

    The Company's sole operating subsidiary is The Park Avenue Bank headquartered in Valdosta, Georgia. The Bank operates 17 branch offices and three loan production offices in Adel, Athens, Atlanta, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, Stockbridge, and Valdosta, Georgia, and in Ocala and St. Augustine, Florida. The Company's common stock is traded on the Nasdaq National Market under the symbol "PABK". More information on the Company is available on the Internet at www.pabbankshares.com. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com.

    CONTACT: PAB Bankshares, Inc., Valdosta
             Donald J. "Jay" Torbert, Jr., 229-241-2775, ext. 266
             jayt@parkavebank.com